EXHIBIT 10.2
AMENDMENT NO. 1

TO

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on December 28, 2010, effective January 1, 2011, by and between Wireless Ronin Technologies, Inc., a corporation duly organized and existing under the laws of the State of Minnesota, with a place of business at Baker Technology Plaza, 5929 Baker Road, Suite 475, Minnetonka, Minnesota 55345 (hereinafter referred to as the “Company”), and Darin P. McAreavey, a resident of the state of Minnesota (hereinafter referred to as “Executive”).  This Agreement amends the Executive Employment Agreement dated March 6, 2009, by and between the Company and Executive (the “Original Agreement”) as follows:

(1)           Section 7.01 of the Original Agreement is hereby amended and restated as follows:

7.01           The Company, its successors or assigns, will pay Executive as severance pay (the "Severance Payment") an amount equal to (x) twelve (12) months of the Executive's monthly Base Salary for full-time employment at the time of Executive's termination if (i) there has been a Change of Control of the Company (as defined in Section 7.02), and (ii) Executive is an active and full-time employee at the time of the Change of Control, and (iii) within twelve (12) months following the date of the Change of Control, Executive's employment is involuntarily terminated for any reason (including Good Reason (as definition Section 6.04)), other than for Cause or death or disability; or (y) six (6) months of Executive’s monthly Base Salary for full-time employment at the time of Executive’s termination if Executive's employment is terminated by the Company without Cause, or by Executive for Good Reason.

Nothing in this Section 7.01 shall limit the authority of the Committee or Board to terminate Executive's employment in accordance with Section 6.03.  No Severance shall be payable if Executive's employment is terminated due to death or Disability.  Except as provided in Section 7.06, payment of the Severance Payment pursuant to Section 7.01, less customary withholdings, shall be made in equal monthly installments commencing on the thirtieth day following the Executive’s termination or resignation and shall be made over the non-competition period specified in Section 9.01.

(2)           Section 7.09 of the Original Agreement is hereby deleted in its entirety.

IN WITNESS WHEREOF the following parties have executed the above instrument the day and year first above written.

WIRELESS RONIN TECHNOLOGY, INC.

By  /s/ Gregory T. Barnum
                       Gregory T. Barnum
                       Chairman

EXECUTIVE

By /s/ Darin P. McAreavey
                       Darin P. McAreavey